NEWS RELEASE
Exhibit 99.1

MATTEL REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

•Second quarter Net Sales of $732 million, down 15% as reported, and down 13% in constant currency, versus prior year.
•Gross Sales of $815 million, down 15% as reported, and down 13% in constant currency.
•Global POS1 up high-single-digits versus prior year, a significant improvement compared to the first quarter.
•Reported Gross Margin of 43.8%, an improvement of 410 basis points; Adjusted Gross Margin of 44.0%, an improvement of 410 basis points.
•Reported Operating Loss of $46 million, compared to a prior year loss of $51 million; Adjusted Operating Loss of $26 million, compared to a prior year loss of $30 million.

EL SEGUNDO, Calif., July 23, 2020 - Mattel, Inc. (NASDAQ: MAT) today reported second quarter 2020 financial results.

Ynon Kreiz, Chairman and CEO of Mattel said: “We entered the second quarter with extensive retail closures and distribution challenges and had to absorb a full quarter of COVID-19 impact, but we demonstrated our execution capabilities and the resilience of our brands. While revenues were down, they exceeded our expectations, particularly in North America, Barbie, and Games, where we saw sales increases. Total company POS improved significantly and was positive in the quarter, and e-commerce continued to grow strongly in all regions.”

Mr. Kreiz continued: “Based on the momentum we are seeing, the positive POS trends, and low retail inventories exiting the quarter, we are planning for strong demand for our products in expectation of an improved revenue performance in the second half compared to the first half, including the all-important holiday season.”

Joseph Euteneuer, CFO of Mattel said: “The work we have done to reshape our operations over the past two years has improved our cost structure, financial flexibility and liquidity. We continued to see significant improvement in Gross Margin with our highest second quarter Gross Margin since 2016. We are encouraged by the significant progress we have made to reshape our organization, restore profitability and position the company for sustainable growth.”

For the second quarter, Net Sales were down 15% as reported, and down 13% in constant currency, versus the prior year’s second quarter. Gross Sales were down 15% as reported, and down 13% in constant currency. Reported Operating Loss was $46.1 million, compared to a prior year loss of $51.4 million, and Adjusted Operating Loss was $25.6 million, compared to a prior year loss of $30.4 million. Reported Loss Per Share was $0.31, compared to a prior year loss per share of $0.31, and Adjusted Loss Per Share was $0.26, compared to a prior year loss per share of $0.25.

For the first six months of the year, Net Sales were down 14% as reported, and down 13% in constant currency, versus the prior year’s first six months. Gross Sales were down 15% as reported, and down 13% in constant currency. Reported Operating Loss was $196.0 million, compared to a prior year loss of $178.5 million, and Adjusted Operating Loss was $158.6 million, compared to a prior year loss of $126.9 million. Reported Loss Per Share was $0.92, compared to a prior year loss per share of $0.82, and Adjusted Loss Per Share was $0.82, compared to a prior year loss per share of $0.67.
1 Mattel internal analysis, at wholesale; excludes American Girl

NEWS RELEASE
COVID-19 Business Update
Mattel’s top priority has been to protect the health and safety of our people and at the same time mitigate the disruption to the business. Regional performance for the quarter continued to be directly impacted by retail closures and local restrictions. Our supply chain also continued to perform well despite temporary closures of certain manufacturing and distribution facilities early in the quarter. Currently, all of our factories are open with minimal disruption to operations, as we enter the peak production season. Mattel will continue to benefit from cost savings related to the Structural Simplification and Capital Light programs and from additional actions taken in 2020 in response to COVID-19. Liquidity is expected to be sufficient to effectively manage through the disruption and to continue to execute Mattel’s strategy.

Financial Overview
For the second quarter, Net Sales in the North America segment increased 2% as reported and in constant currency, versus the prior year’s second quarter.
Gross Sales in the North America segment increased 3% as reported and in constant currency, primarily driven by growth in Dolls (including Barbie®, partially offset by other owned and partner brands) and Action Figures, Building Sets, Games, and Other (including Star Wars™: The Child plush and card games, including UNO®, partially offset by Toy Story 4). This was partially offset by declines in Vehicles (including lower sales of CARS®, Matchbox® and Hot Wheels®) and Infant, Toddler and Preschool (including Fisher-Price and Thomas & Friends, partially offset by Power Wheels®).
Net Sales in the International segment decreased 33% as reported, and 29% in constant currency.
Gross Sales in the International segment decreased 33% as reported, and 28% in constant currency, driven by declines in Vehicles (including Hot Wheels and CARS), Infant, Toddler, and Preschool (including Fisher-Price and Thomas & Friends and Fisher-Price Friends), Action Figures, Building Sets, Games, and Other (including Toy Story 4 and MEGA®, partially offset by card games, including UNO) and Dolls (including Barbie, Enchantimals™, and Polly Pocket®).
Net Sales in the American Girl segment decreased 16% as reported and in constant currency. Gross Sales in the American Girl segment decreased 16% as reported and in constant currency, primarily driven by lower sales in proprietary retail channels, partially offset by higher direct-to-consumer sales.
Reported Gross Margin increased to 43.8%, versus 39.7% in the prior year’s second quarter, and Adjusted Gross Margin increased to 44.0%, versus 39.9%. The increase in Reported and Adjusted Gross Margin was primarily driven by the incremental realized savings from cost savings programs and a decrease in royalty expense, partially offset by the unfavorable impact of lower volumes.
Reported Other Selling and Administrative Expenses decreased by $1.5 million, to $306.8 million, relatively flat versus the prior year’s second quarter. Adjusted Other Selling and Administrative Expenses decreased by $1.8 million, or 1%, to $287.7 million. The decrease in Reported and Adjusted Other Selling and Administrative Expenses was primarily driven by the incremental benefit of Structural Simplification savings, partially offset by higher incentive compensation expense.
For the six months ended June 30, 2020, Cash Flows Used for Operating Activities increased by $63 million to $463 million, versus the prior year’s first six months, primarily driven by a higher net loss, excluding the impact of non-cash charges. Cash Flows Used for Investing Activities increased by $37 million to $81 million, primarily driven by payments for foreign currency forward exchange contracts and higher capital spending. Cash Flows Provided by Financing Activities and Other increased by $332 million to $375 million, primarily driven by net proceeds from short-term borrowings of $400 million in the first half of 2020.

NEWS RELEASE
Sales by Categories
For the second quarter, Worldwide Gross Sales for Dolls were $261.0 million, down 5% as reported, and down 2% in constant currency, versus the prior year’s second quarter, primarily driven by declines in Enchantimals, Polly Pocket, and American Girl, partially offset by growth in Barbie.
Worldwide Gross Sales for Infant, Toddler, and Preschool were $199.8 million, down 21% as reported, and down 19% in constant currency, primarily driven by declines in Fisher-Price and Thomas & Friends.
Worldwide Gross Sales for Vehicles were $158.7 million, down 26% as reported, and down 23% in constant currency, primarily driven by declines in Hot Wheels and CARS.
Worldwide Gross Sales for Action Figures, Building Sets, Games, and Other were $195.0 million, down 12% as reported, and down 11% in constant currency, primarily driven by declines in Toy Story 4, post its movie launch year, and MEGA, partially offset by card games, including UNO and Star Wars: The Child plush.
Conference Call and Live Webcast
At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its second quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, https://investors.mattel.com/. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern time the evening of the call until Thursday, July 30, 2020 and may be accessed by dialing +1-404-537-3406. The passcode is 3190108.

NEWS RELEASE
Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information and assumptions, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements, and are currently, or in the future could be, amplified by the COVID-19 pandemic. Specific factors that might cause such a difference include, but are not limited to: (i) potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the global economy, including its impact on our sales; (ii) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (iii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iv) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (v) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (vi) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (viii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, or changes in their purchasing or selling patterns; (ix) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (x) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xii) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy and liquidation of Mattel’s significant retailers, or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies, or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings; (xvii) failure to realize the planned benefits from any investments or acquisitions made by Mattel; (xviii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s programs or alter Mattel’s actions and reduce actual results; (xix) changes in financing markets or the inability of Mattel to obtain financing on attractive terms; (xx) the impact of litigation, arbitration, or regulatory decisions or settlement actions; (xxi) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; and (xxii) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so, except as required by law.

NEWS RELEASE
Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include Gross Sales, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Other Selling and Administrative Expenses, Adjusted Operating Income (Loss), Adjusted Earnings (Loss) Per Share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and constant currency. Mattel uses these measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance, and each is discussed below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of Mattel’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by other companies. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.
This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, https://investors.mattel.com, under the subheading “Financial Information – Earnings Releases.”
Gross Sales
Gross sales represent sales to customers at invoice, excluding the impact of sales adjustments. Net sales, as reported, include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross sales as a measure for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel's business. Changes in gross sales are discussed because, while Mattel records the details of such sales adjustments in its financial accounting systems at the time of sale, such sales adjustments are generally not associated with categories, brands, and individual products, making net sales less meaningful. Because sales adjustments are not allocated to individual products, net sales are only presented on a consolidated and segment basis and not on a categories or brand level.
Since sales adjustments are determined by customer rather than at the categories or brand level, Mattel believes that the disclosure of gross sales by categories and brand is useful supplemental information for investors to be able to assess the performance of its underlying categories and brands (e.g., Dolls, Barbie) and also enhances their ability to compare sales trends over time. Refer to Mattel's critical accounting policies and estimates included in the 2019 Annual Report on Form 10-K for further detail regarding sales adjustments.
Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit and Adjusted Gross Margin represent reported Gross Profit and Reported Gross Margin, respectively, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls. Adjusted Gross Margin represents Mattel’s Adjusted Gross Profit, as a percentage of Net Sales. Adjusted Gross Profit and Adjusted Gross Margin are presented to provide additional perspective on underlying trends in Mattel’s core Gross Profit and Gross Margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Other Selling and Administrative Expenses
Adjusted Other Selling and Administrative Expenses represents Mattel’s Reported Other Selling and Administrative Expenses, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Other Selling and Administrative Expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE
Adjusted Operating Income (Loss)
Adjusted Operating Income (Loss) represents Mattel’s reported Operating Income (Loss), adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Operating Income (Loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Earnings (Loss) Per Share
Adjusted Earnings (Loss) Per Share represents Mattel’s Reported Diluted Earnings (Loss) Per Common Share, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, adjusting for certain discrete tax items, and dividing by the reported weighted average number of common shares. Adjusted Earnings (Loss) Per Share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted Earnings (Loss) Per Share is a performance measure and should not be used as a measure of liquidity.
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, severance and restructuring expenses, and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025, the indenture governing our 5.875% senior notes due 2027, and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.
Constant currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

NEWS RELEASE
About Mattel
Mattel is a leading global toy company and owner of one of the strongest catalogs of children’s and family entertainment franchises in the world. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends™, UNO® and MEGA®, as well as other popular intellectual properties that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 35 locations and our products are available in more than 150 countries in collaboration with the world’s leading retail and e-commerce companies. Since its founding in 1945, Mattel is proud to be a trusted partner in empowering children to explore the wonder of childhood and reach their full potential.

Contacts:

News Media	Securities Analysts
Dena Cook	David Zbojniewicz
dena.cook@mattel.com	david.zbojniewicz@mattel.com
310-252-4247	310-252-2703

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended June 30,						For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2020		2019		% Change as Reported	% Change in Constant Currency	2020		2019		% Change as Reported	% Change in Constant Currency
	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$732.1		$860.1		-15%	-13%	$1,326.2		$1,549.3		-14%	-13%
Cost of sales	411.3	56.2%	518.7	60.3%	-21%		750.2	56.6%	968.1	62.5%	-23%
Gross Profit	320.8	43.8%	341.4	39.7%	-6%	-3%	576.0	43.4%	581.2	37.5%	-1%	2%
Advertising and promotion expenses	60.2	8.2%	84.5	9.8%	-29%		136.5	10.3%	154.0	9.9%	-11%
Other selling and administrative expenses	306.8	41.9%	308.3	35.8%	—%		635.5	47.9%	605.7	39.1%	5%
Operating Loss	(46.1)	-6.3%	(51.4)	-6.0%	-10%	-22%	(196.0)	-14.8%	(178.5)	-11.5%	10%	7%
Interest expense	49.6	6.8%	46.2	5.4%	7%		98.6	7.4%	93.2	6.0%	6%
Interest (income)	(1.0)	-0.1%	(1.5)	-0.2%	-33%		(3.1)	-0.2%	(3.8)	-0.2%	-18%
Other non-operating expense (income), net	1.6		(0.3)				3.7		1.6
Loss Before Income Taxes	(96.3)	-13.2%	(95.8)	-11.1%	1%	-7%	(295.2)	-22.3%	(269.4)	-17.4%	10%	7%
Provision for income taxes	12.8		12.2				24.7		14.9
Net Loss	$(109.2)	-14.9%	$(108.0)	-12.6%	1%		$(319.9)	-24.1%	$(284.3)	-18.3%	13%
Net Loss Per Common Share - Basic	$(0.31)		$(0.31)				$(0.92)		$(0.82)
Weighted-average number of common shares	346.9		345.9				346.8		345.9
Net Loss Per Common Share - Diluted	$(0.31)		$(0.31)				$(0.92)		$(0.82)
Weighted-average number of common and potential common shares	346.9		345.9				346.8		345.9
1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	June 30,		December 31,
	2020	2019	2019
(In millions)	(Unaudited)
Assets
Cash and equivalents	$461.6	$194.1	$630.0
Accounts receivable, net	650.5	755.7	936.4
Inventories	702.6	722.4	495.5
Prepaid expenses and other current assets	211.4	243.3	186.1
Total current assets	2,026.1	1,915.5	2,248.0
Property, plant, and equipment, net	506.6	595.8	550.1
Right-of-use assets, net	282.5	317.1	303.2
Other noncurrent assets	2,177.6	2,218.2	2,223.9
Total Assets	$4,992.7	$5,046.6	$5,325.2

Liabilities and Stockholders' Equity
Short-term borrowings	$400.0	$45.0	$—
Accounts payable and accrued liabilities	965.9	1,002.1	1,228.9
Income taxes payable	15.7	22.6	48.0
Total current liabilities	1,381.6	1,069.7	1,276.9
Long-term debt	2,850.8	2,855.2	2,846.8
Noncurrent lease liabilities	246.4	284.9	270.9
Other noncurrent liabilities	427.7	410.6	439.0
Stockholders' equity	86.1	426.2	491.7
Total Liabilities and Stockholders' Equity	$4,992.7	$5,046.6	$5,325.2

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	June 30,
	2020	2019
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	80	79

	Six Months Ended June 30,
(In millions)	2020	2019
Condensed Cash Flow Data:
Cash flows used for operating activities	$(463)	$(401)
Cash flows used for investing activities	(81)	(44)
Cash flows provided by financing activities and other	375	44
Decrease in cash and equivalents	$(168)	$(400)
1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
Worldwide Gross Sales:
Net Sales	$732.1	$860.1	-15%	-13%	$1,326.2	$1,549.3	-14%	-13%
Sales Adjustments[2]	82.4	102.2			158.3	193.1
Gross Sales	$814.6	$962.3	-15%	-13%	$1,484.5	$1,742.4	-15%	-13%

Worldwide Gross Sales by Categories:
Dolls	$261.0	$273.4	-5%	-2%	$486.9	$526.3	-7%	-5%
Infant, Toddler and Preschool	199.8	252.0	-21	-19	340.1	445.6	-24	-22
Vehicles	158.7	214.1	-26	-23	344.3	397.5	-13	-11
Action Figures, Building Sets, Games, and Other	195.0	222.7	-12	-11	313.2	373.0	-16	-14
Gross Sales	$814.6	$962.3	-15%	-13%	$1,484.5	$1,742.4	-15%	-13%

Supplemental Gross Sales Disclosure

Worldwide Gross Sales by Top 3 Power Brands:
Barbie	$199.3	$186.5	7%	10%	$346.8	$350.0	-1%	2%
Hot Wheels	136.5	175.2	-22	-19	295.1	325.7	-9	-6
Fisher-Price and Thomas & Friends	176.3	222.4	-21	-19	305.0	394.8	-23	-21
Other	302.5	378.1	-20	-18	537.6	671.8	-20	-18
Gross Sales	$814.6	$962.3	-15%	-13%	$1,484.5	$1,742.4	-15%	-13%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
North America Segment Gross Sales:
Net Sales	$432.9	$422.9	2%	2%	$720.4	$764.3	-6%	-6%
Sales Adjustments[2]	28.7	24.5			46.9	52.5
Gross Sales	$461.5	$447.4	3%	3%	$767.3	$816.7	-6%	-6%

North America Gross Sales by Categories:
Dolls	$121.2	$93.3	30%	30%	$195.1	$173.6	12%	12%
Infant, Toddler and Preschool	132.4	142.6	-7	-7	208.9	250.6	-17	-17
Vehicles	77.8	88.6	-12	-12	166.5	173.6	-4	-4
Action Figures, Building Sets, Games, and Other	130.2	122.8	6	6	196.7	219.0	-10	-10
Gross Sales	$461.5	$447.4	3%	3%	$767.3	$816.7	-6%	-6%

Supplemental Gross Sales Disclosure

North America Gross Sales by Top 3 Power Brands:
Barbie	$112.3	$78.5	43%	43%	$180.1	$147.8	22%	22%
Hot Wheels	66.2	68.6	-3	-3	140.3	135.6	3	4
Fisher-Price and Thomas & Friends	111.7	124.6	-10	-10	181.6	221.2	-18	-18
Other	171.4	175.7	-2	-2	265.3	312.2	-15	-15
Gross Sales	$461.5	$447.4	3%	3%	$767.3	$816.7	-6%	-6%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
International Segment Gross Sales:
Net Sales	$271.1	$403.6	-33%	-29%	$540.4	$707.1	-24%	-20%
Sales Adjustments[2]	52.9	76.9			109.6	138.6
Gross Sales	$323.9	$480.5	-33%	-28%	$650.1	$845.7	-23%	-19%

International Gross Sales by Geographic Area:
EMEA
Net Sales	$151.9	$191.1	-20%	-18%	$325.3	$365.6	-11%	-8%
Sales Adjustments[2]	32.1	43.0			74.0	84.9
Gross Sales	$184.0	$234.1	-21%	-19%	$399.3	$450.5	-11%	-9%

Latin America
Net Sales	$57.7	$121.2	-52%	-43%	$109.0	$185.7	-41%	-33%
Sales Adjustments[2]	10.0	20.1			18.4	30.9
Gross Sales	$67.7	$141.3	-52%	-43%	$127.4	$216.6	-41%	-33%

Asia Pacific
Net Sales	$61.4	$91.3	-33%	-31%	$106.2	$155.8	-32%	-30%
Sales Adjustments[2]	10.8	13.7			17.3	22.9
Gross Sales	$72.2	$105.1	-31%	-29%	$123.4	$178.7	-31%	-29%

International Gross Sales by Categories:
Dolls	$110.8	$145.7	-24%	-19%	$224.7	$272.8	-18%	-13%
Infant, Toddler and Preschool	67.4	109.4	-38	-35	131.2	195.0	-33	-29
Vehicles	80.9	125.5	-36	-31	177.8	223.9	-21	-16
Action Figures, Building Sets, Games, and Other	64.8	99.9	-35	-31	116.4	154.0	-24	-21
Gross Sales	$323.9	$480.5	-33%	-28%	$650.1	$845.7	-23%	-19%

Supplemental Gross Sales Disclosure

International Gross Sales by Top 3 Power Brands:
Barbie	$87.0	$108.1	-19%	-15%	$166.7	$202.3	-18%	-13%
Hot Wheels	70.3	106.6	-34	-29	154.8	190.1	-19	-14
Fisher-Price and Thomas & Friends	64.6	97.8	-34	-30	123.4	173.6	-29	-25
Other	102.1	168.1	-39	-35	205.2	279.7	-27	-23
Gross Sales	$323.9	$480.5	-33%	-28%	$650.1	$845.7	-23%	-19%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
American Girl Segment Gross Sales:
Net Sales	$28.2	$33.5	-16%	-16%	$65.3	$78.0	-16%	-16%
Sales Adjustments	0.9	0.9			1.8	2.0
Gross Sales	$29.1	$34.4	-16%	-16%	$67.2	$80.0	-16%	-16%
1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2020	2019	2020	2019
Gross Profit
Gross Profit, As Reported	$320.8	$341.4	$576.0	$581.2
Gross Margin	43.8%	39.7%	43.4%	37.5%
Adjustments:
Severance and Restructuring Expenses	1.4	3.5	4.5	3.5
Inclined Sleeper Product Recalls[2]	—	(1.3)	—	20.6
Gross Profit, As Adjusted	$322.3	$343.5	$580.5	$605.2
Adjusted Gross Margin	44.0%	39.9%	43.8%	39.1%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$306.8	$308.3	$635.5	$605.7
% of Net Sales	41.9%	35.8%	47.9%	39.1%
Adjustments:
Severance and Restructuring Expenses	(16.2)	(14.4)	(23.8)	(23.1)
Inclined Sleeper Product Recalls[2]	(2.9)	(4.4)	(9.1)	(4.4)
Other Selling and Administrative Expenses, As Adjusted	$287.7	$289.5	$602.6	$578.2
% of Net Sales	39.3%	33.7%	45.4%	37.3%

Operating Loss
Operating Loss, As Reported	$(46.1)	$(51.4)	$(196.0)	$(178.5)
Adjustments:
Severance and Restructuring Expenses	17.7	17.9	28.2	26.6
Inclined Sleeper Product Recalls[2]	2.9	3.1	9.1	25.0
Operating Loss, As Adjusted	$(25.6)	$(30.4)	$(158.6)	$(126.9)

Other Information
Inclined Sleeper Product Recalls[2]	$2.9	$3.1	$9.1	$30.4
1 Amounts may not foot due to rounding.
2 For the three and six months ended June 30, 2020, Mattel recorded expenses related to inclined sleeper product recall litigation of $2.9 million and $9.1 million, respectively. Mattel recorded an estimated impact of $3.1 million and $30.4 million related to inclined sleeper product recalls for the three and six months ended June 30, 2019, respectively. Of the $30.4 million recorded during the six months ended June 30, 2019, $5.4 million was a reduction to Net Sales for estimated retailer returns.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2020	2019	2020	2019
Earnings Per Share
Net Loss Per Common Share, As Reported	$(0.31)	$(0.31)	$(0.92)	$(0.82)
Adjustments:
Severance and Restructuring Expenses	0.05	0.05	0.08	0.08
Inclined Sleeper Product Recalls[2]	0.01	0.01	0.03	0.07
Tax Effect of Adjustments[3]	—	—	(0.01)	—
Net Loss Per Common Share, As Adjusted	$(0.26)	$(0.25)	$(0.82)	$(0.67)

EBITDA and Adjusted EBITDA
Net Loss, As Reported	$(109.2)	$(108.0)	$(319.9)	$(284.3)
Adjustments:
Interest Expense	49.6	46.2	98.6	93.2
Provision for Income Taxes	12.8	12.2	24.7	14.9
Depreciation	38.3	51.5	82.0	103.6
Amortization	9.7	9.9	19.7	20.3
EBITDA	1.3	11.8	(94.9)	(52.3)
Adjustments:
Share-based Compensation	9.1	12.4	23.4	24.3
Severance and Restructuring Expenses	17.5	14.5	27.8	23.2
Inclined Sleeper Product Recalls[2]	2.9	3.1	9.1	25.0
Adjusted EBITDA	$30.8	$41.8	$(34.7)	$20.1
1 Amounts may not foot due to rounding.
2 For the three and six months ended June 30, 2020, Mattel recorded expenses related to inclined sleeper product recall litigation of $2.9 million and $9.1 million, respectively. Mattel recorded an estimated impact of $3.1 million and $30.4 million related to inclined sleeper product recalls for the three and six months ended June 30, 2019, respectively. Of the $30.4 million recorded during the six months ended June 30, 2019, $5.4 million was a reduction to Net Sales for estimated retailer returns.
3 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. Adjustments for the U.S. and certain International affiliates were not tax effected because of the valuation allowance on deferred tax assets.